Exhibit 10.14
Description of Compensation of TVA’s Directors and Named Executive Officers
Compensation of Directors
In accordance with the Consolidated Appropriations Act, 2005, each director receives a stipend of $45,000 per year, or in the case of the chairman of any TVA Board committee, $46,000 per year, or, in the case of the chairman of the TVA Board, $50,000 per year. Directors are also reimbursed for travel, lodging, and related expenses they incur in attending meetings, in the same manner as persons employed intermittently in federal government service under Section 5703 of Title 5 of the United States Code.
Compensation of Named Executive Officers
Base Compensation
Set forth below is the current 2007 salary and additional annual compensation for the Chief Executive Officer (“CEO”) and the other executive officers of TVA appearing in the Summary Compensation Table of the Annual Report on Form 10-K (“Annual Report”) to which this exhibit relates:

		Additional
		Annual
	Salary [1]	Compensation [1]
Name	($)	($)
Tom D. Kilgore	$140,00	$510,000
Karl W. Singer	$140,00	$340,000
Ashok S. Bhatnagar	$140,00	$275,000
Joseph R. Bynum	$140,00	$274,000

[1]	Represents approved salary and additional annual compensation as of December 15, 2006.
The Executive Annual Incentive Plan
The Executive Annual Incentive Plan (“EAIP”) is designed to encourage and reward participants for their contribution to the successful achievement of short-term financial and operational goals. The EAIP provides a variable performance-based element of total annual compensation for participants.
EAIP incentive opportunities (represented as a percentage of each participant’s base compensation) are established for each position based on opportunities provided for comparable positions in the energy services industry. Base compensation consists of salary plus additional annual compensation. Actual incentive awards are tied to the achievement of a combination of predefined TVA and business unit performance goals established each fiscal year as identified in TVA’s Winning Performance Balanced Scorecards (“Scorecards”).

The TVA-level Scorecard performance measures established and approved by the TVA Board for 2007 consist of the following:
1.	Delivered Cost of Power Excluding Fuel Cost Adjustment (“FCA”) Costs

2.	FCA Costs

3.	Productivity

4.	Connection Point Interruptions

5.	Customer Satisfaction Survey

6.	Economic Development

7.	Equivalent Availability Factor

8.	Environment Impact

9.	Safe Workplace
Scorecard performance measures have not yet been established for 2007 for each of the appropriate business units.
The TVA-level Scorecard will represent 30 percent of the potential payout for the CEO and the other executive officers appearing in the Summary Compensation Table of the Annual Report. The remaining 70 percent will be tied to the performance of their appropriate business units.
EAIP incentive opportunities in 2007 for the CEO and the other executive officers of TVA appearing in the Summary Compensation Table of the Annual Report are as follows:

Incentive
Name	Opportunity [1]
Tom D. Kilgore	0 - 70%
Karl W. Singer	0 - 70%
Ashok S. Bhatnagar	0 - 60%
Joseph R. Bynum	0 - 55%

[1]	Represents a percentage of each participant’s base compensation.
The Executive Long-Term Incentive Plan
The Executive Long-Term Incentive Plan (“ELTIP”) is designed to provide participants an equitable and competitive level of incentive compensation based on successfully achieving established financial and operational goals measured over a multi-year period. Designated executives are typically those in critical positions who make decisions that impact TVA’s long-term strategic objectives.
Performance measures and goals established under the ELTIP focus on the achievement of TVA’s long-term financial and operational goals. Performance measures and goals for the performance cycle ending in 2007 have not yet been established.
Incentive opportunities (represented as a percentage of each participant’s base compensation) are established for each position based on opportunities provided for comparable positions in the energy services industry. Actual incentive awards are tied to the achievement of predefined corporate performance goal(s). At the end of the performance cycle, performance will be measured against the target(s) resulting in a percentage ranging from 0 percent to 125 percent.

A minimum level of “threshold” performance (75 percent of target) must be achieved in order for any payout to occur. Awards may not exceed 125 percent of an executive’s incentive opportunity. Actual awards will be determined by multiplying the executive’s incentive opportunity, expressed as a percentage of the executive’s base compensation, by the actual level of performance achieved. ELTIP incentive awards are paid in cash with a deferral option.
Incentive opportunities and estimated payouts in 2007 for the CEO and the other executive officers of TVA appearing in the Summary Compensation Table of the Annual Report are as follows:

		Estimated Future Payouts in 2007
	Incentive	Threshold	Target	Maximum
Name	Opportunity [1]	($)	($)	($)
Tom D. Kilgore	0 - 60%	$292,500	$390,000	$487,500
Karl W. Singer	0 - 60%	$216,000	$288,000	$360,000
Ashok S. Bhatnagar	0 - 45%	$140,063	$186,750	$233,438
Joseph R. Bynum	0 - 40%	$124,200	$165,600	$207,000

[1]	Represents a percentage of each participant’s base compensation.
TVA’s Vehicle Allowance Program
TVA’s Vehicle Allowance Program is designed to provide an adequate and cost effective way to reimburse officers and key managers whose job responsibilities require extensive business related travel. TVA provides a flat-dollar bi-weekly allowance to be used toward the purchase or lease of a vehicle and operating fees, maintenance, repairs, accidents, and insurance. This bi-weekly allowance is a taxable benefit and is subject to withholding and any other applicable taxes. Participation is limited to officers and key managers who meet one or more of the following eligibility requirements:
•	Engage in extensive business-related travel during the year (13,000 miles or more)

•	Serve in a position that is subject to frequent call-out (24 hours a day, 7 days a week)

•	As otherwise approved by the CEO.
Vehicle allowances are granted on a “business need” basis and must be approved by the CEO (for employees other than the CEO and employees who report directly to the CEO).